EXHIBIT 10.1

AMENDMENT NO. 5

TO THE

BOSTON PROPERTIES, INC.

1997 STOCK OPTION AND INCENTIVE PLAN,

AS AMENDED AND RESTATED ON JANUARY 24, 2000

The Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the “Plan”), as amended and restated on January 24, 2000, as subsequently amended, is hereby further amended, by action of the Compensation Committee (the “Committee”) of the Board of Directors of Boston Properties, Inc. at a meeting of the Committee duly called and held on July 20, 2006, as follows:

1. Section 3(b) of the Plan is hereby amended by deleting said Section in its entirety and substituting therefor the following

“(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee shall make equitable or proportionate adjustments in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options that can be granted to any one individual participant, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and/or (v) the price for each share subject to any then outstanding Stock Options under the Plan, without reducing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options). The Committee shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and/or the terms of outstanding Awards to take into account cash dividends declared and paid other than in the ordinary course or any other extraordinary corporate event, other than those contemplated by Section 3(c) hereof, to the extent determined to be necessary by the Committee to avoid distortion in the value of the Awards. Notwithstanding anything to the contrary set forth in this Section 3(b), no adjustment shall be required pursuant to this Section 3(b) if the Committee determines that such action could cause an Award to fail to satisfy the conditions of any applicable exception from the requirements of Section 409A of the Code or otherwise could subject a participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award. All adjustments made by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.”

2. Section 7(a) of the Plan is hereby amended by adding the following at the end thereof:

“Participants may not elect to accelerate or postpone the deferral period. Any payment of shares of Stock under a Deferred Stock Award subject to Section 409A of the Code to a participant on account of the participant’s separation of service may not be made before the date that is six months after the date of separation from service if the participant is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code.”

IN WITNESS WHEREOF, the undersigned certifies that the Amendment set forth above was adopted by the Committee on July 20, 2006.

/s/ Frank D. Burt
Frank D. Burt, Secretary